SPARTECH POLYCOM, INC. 401(K) PROFIT SHARING PLAN





                    SUMMARY PLAN DESCRIPTION


          This booklet is a summary of our retirement plan. It is not the official plan, but a copy of the plan may be seen in the office of the Plan Administrator, who is named on page 1.

          This booklet together with the booklet entitled "Making Retirement Work for You" prepared by the Trustee, who is named on page 1, provide important information about our retirement plan.

          In case of any conflicts between this summary, the booklet prepared by the Trustee and the plan, the plan will control.

          Date:  January 1,  2000








                         Plan Sponsor:

                    SPARTECH POLYCOM , INC.
                 Employer I.D. No.:  25-1325696


              IMPORTANT INFORMATION ABOUT THE PLAN


Employer:           Spartech Polycom , Inc.
                    90 West Chestnut Street
                    Washington, Pennsylvania  15301


Name of Plan:       Spartech Polycom , Inc.
                    401(k) Profit Sharing Plan


Plan Year:          January 1 through December 31


Trustee:            National City Bank
                    20 Stanwix Street
                    16th Floor
                    Pittsburgh, PA  15222
                    (412) 644-8317

Plan Administrator: Spartech Polycom , Inc.
                    90 West Chestnut Street
                    Washington, Pennsylvania  15301
                    (724) 225-2220


Employer
Identification No.: 25-1325696

Plan Number:        001


Agent for Service
of Legal Process:   Plan Administrator



     1.   Nature  of  the  Plan:  Our plan is a profit  sharing  plan,   with  a
deferred  compensation  feature designed to provide retirement  benefit  income.
Funds contributed to the Plan by you and the company are held by the Trustee named on page 1 in a tax-exempt qualified trust, known as the Spartech Polycom , Inc. 401(k) Profit Sharing Trust. An account will be established in the trust to identify your share of the assets. You give the Trustee investment directions for your plan account, and you may change your investment choices daily. The plan is run by the Plan Administrator whom you should contact with your questions about the plan.

     2. Eligibility and Participation: If you are a new employee and not a member of the union, you will be eligible to participate in the plan when you are 21 years old and have completed 6 consecutive months of service (months of service are explained in paragraph 10).

     Once you are eligible, you must wait to actually become a participant until the next "entry date", which is the next January 1, April 1, July 1, or October 1, whichever comes first, after you have become eligible.

     For example, if you are 21 years old and you start work on September 15, 1999, and work 6 consecutive months between then and March 14, 2000, you will be eligible for the plan. Once you are considered eligible, you must wait until the next entry date to actually become a participant. In this case you are eligible on March 14, 2000, and you will actually join the plan on April 1, 2000 , the next entry date.

     If you have worked for us for 6 consecutive months but are not yet 21 years old, then you are not eligible to participate in the plan. You will be eligible to participate on your 21st birthday and will become a participant in the plan on the next January 1, April 1, July 1, or October 1 following your 21st birthday.

     3. Company Contributions: We, as the company, may make contributions to the plan for each plan year from our profits for the plan year. We do not always have to contribute any or all of our profits for a plan year. The amount of our contribution will be decided by our Board of Directors in light of business and other considerations.

     4. Allocation of Company Contributions and Forfeitures: Our contributions and any forfeitures are allocated on the last day of each plan year (December
31) to the separate accounts of participants who are still working for us on the last day of the plan year and participants whose employment terminated during the plan year by reason of retirement, disability, death, or transfer to a category of employees excluded from the plan.

     Your share of our contribution is determined by first taking any compensation paid to you in a plan year in excess of the Social Security taxable wage base. That amount is divided by the total compensation in excess of the Social Security taxable wage base paid to all participants who are receiving a contribution for the plan year and then multiplied by the amount of the contribution. The amount of the contribution allocated in this manner cannot exceed your excess compensation multiplied by 4.168%.

     Your share of the remaining contribution is determined by multiplying the company contribution by a fraction in which the numerator is your total compensation for the plan year and the denominator is the total compensation paid to all participants who are receiving a contribution for the plan year.

     For example, if the company had the following employees:

          A - $ 85,000   (plan year compensation)
          B - $ 80,000   ( "    "        "      )
          C - $ 40,000   ( "    "        "      )
          D - $ 20,000   ( "    "        "      )

              $225,000

and made a $15,000 contribution for the 1999 plan year, the contribution would be allocated as follows:

     I.   A - $80,000 - $72,600 = $7,400  x .04168 = $308.43
          B - $85,000 - $72,600 = $12,400 x .04168 = $516.83

                                                     $825.26

     II. The remaining $14,174.74 ($15,000 - $825.26) will be allocated as follows:

          A - ($80,000 , $225,000) x $14,174.74 = $ 5,039.91
          B - ($85,000 , $225,000) x $14,174.74 = $ 5,354.90
          C - ($40,000 , $225,000) x $14,174.74 = $ 2,519.95
          D - ($20,000 , $225,000) x $14,174.74 = $ 1,259.98

                                                  $14,174.74

     If in any plan year the plan is determined to be a top-heavy plan (that is, if the present value of the cumulative accounts under the plan for "Key" employees exceeds 60% of the present value of the cumulative accounts under the plan for all employees), you will receive a contribution equal to at least 3% of your compensation for that year, except that such percentage shall not exceed the percentage at which contributions are made for the Key Employee for whom such percentage is the highest for the year. The Plan Administrator will inform you if the Plan is top-heavy. If, however, you are entitled only to the minimum contribution as a non-Key employee, your account will be allocated the minimum amount due based solely on your compensation.


     5. Elective Deferrals: Commencing on April 1, 1997 and for each plan year, you may elect to have up to 10% of your compensation contributed to the plan instead of being paid directly to you. Such contributions are known as "elective deferrals" or "401(k) contributions". You are not currently taxed on the amount of your elective deferrals for federal income tax purposes, but such amounts will be taxed to you when distributed from the plan. However, social security taxes and certain state's income taxes on elective deferrals will be currently deducted from your compensation. The amount of your elective deferrals for any calendar year may not exceed $10,500 for 2000 (adjusted for the cost-of-living). You must make your election to defer compensation on a form provided by the Plan Administrator. All changes must be made using forms provided by the Plan Administrator and must be made at the time and in the manner prescribed by the Plan Administrator before the first day of each Plan Year quarter (January 1, April 1, July 1 or October 1).

     As decided, on an annual basis, by our Board of Directors in light of business and other considerations, we may match your elective deferral contributions each plan year. Any company matching contributions will be made monthly.

     The average ratio of the compensation of highly compensated participants to their matching contributions cannot exceed a similar ratio for non-highly compensated participants by more than the amount permitted by law. If the amount is exceeded, excess employer matching contributions will be forfeited.

     Any company matching contributions will vest in accordance with the same schedule as company contributions (see paragraph 8).

     6. Rollover Contributions: If you have an existing qualified retirement plan account with a prior employer, you may rollover that account into the plan subject to certain restrictions imposed by the Plan Administrator.

     7. Benefits: You will be entitled to 100% of the amounts held for you in your account if you become totally disabled or die while employed by us, or if you retire on your normal or late retirement date. Your normal retirement date will be the day on which you become 65. The time and manner in which we will pay these amounts to you are discussed in paragraph 11.

     8. Vesting: If you are discharged or quit work before you reach your normal retirement date for a reason other than death or total disability, you will be entitled to the amounts in your account which are "vested". The vested part of your account belongs to you no matter what happens, although it may not be paid until a later date.

     Amounts which we contributed for you (after earnings and losses) are vested according to the number of years of service for which you get credit. (See paragraph 10, where years of service are explained). These amounts vest according to the following schedule:

          Years of Service              Vested Amount

          0 but less than 3                    0%
          3 but less than 4                   20%
          4 but less than 5                   40%
          5 but less than 6                   60%
          6 but less than 7                   80%
          7 or more                          100%

     This means that if you quit or are discharged before your normal retirement date for a reason other than death or total disability and you have 4 years of service, you will be entitled to 40% of the amounts we have contributed for you (after adjusting for investment earnings and losses). If you leave and you have less than 3 years of service, you will not be entitled to any of the amounts we have contributed for you. If you leave after you have 7 years of service or more, you will be entitled to 100% of the amounts in your account.

     If in any year the plan is determined to be a top-heavy plan, as discussed in paragraph 4, the following vesting schedule applies:

          Years of Service              Vested Amount

            0 but less than 2                  0%
            2 but less than 3                 20%
            3 but less than 4                 40%
            4 but less than 5                 60%
            5 but less than 6                 80%
            6 or more                        100%

     The time and the manner in which we will pay the amounts you are entitled to are discussed in paragraph 11.

     Amounts to which you are not entitled because they are not vested will be forfeited: (a) immediately upon distribution of the amount of your vested account; or (b) if your benefit has not been distributed, at the end of the plan year in which you have a one-year break in service. (See paragraph 10, for an explanation of a one-year break in service). These forfeited amounts are then allocated at the end of the plan year in which they are forfeited in the same way as our contributions are allocated to the separate accounts of participants who are still working for us at the end of that year or participants who are no longer working for us because they have died, become totally disabled, have retired on or after their normal or late retirement date, or have transferred to a category of employees excluded from the plan. (See paragraph 4).

     Your  elective  deferrals   to  the plan (after  adjusting  for  investment
earnings and losses) are always 100% vested.

     9. Hours of Service: You get credit for one hour of service for each hour:

          (a) for which you get paid, directly or indirectly, for working for us;

          (b) for which you get paid but do not work for reasons like vacation, sickness or temporary disability;

          (c)  for which you may be awarded back pay;

          (d) for which you usually would have worked but did not because you were on a leave-of-absence which has been approved by us as long as you return to work for us within 90 days after the end of the leave-of-absence; or

          (e) for absences due to pregnancy, childbirth, or adoption (for the mother or the father) only if necessary to avoid a one-year break in service for one plan year.

     10. Years of Service: Your number of years of service equals your months of service divided by twelve. You are credited with a month of service for each calendar month in any part of which you have a hour of service with the company, a subsidiary of the company or any of the following companies which have been acquired by the company: Polycom Huntsman, Inc. and PH Chemicals, Inc. You also get credit for years of service you worked before you became a participant.

     A one-year break in service is any period of at least 12 consecutive months in which you do not work for us except for maternity or paternity reasons.

     If  you   have a one-year break in service, your years of service prior  to that year will not be taken into account until you complete a year of service after your return.

     If you have no vesting in amounts we have contributed for you (as explained in paragraph 8), years of service before a plan year in which you have a one-year break in service shall not be taken into account if the number of consecutive years in which you have a one-year break in service equals or exceeds your years of service beforehand or 5, whichever is greater.

     If you have a One-Year Break in Service for 5 consecutive years, then years of service after such 5 year period will not be taken into account in determining your amount vested in contributions allocated to you before your return to work.

     11. Payment of Benefits: The amount of your elective deferral account will be paid to you as soon as practicable after your termination of employment. You will be paid the balance of the account to which you are entitled within 60 days of the close of the Plan Year in which you die, retire, become disabled, or otherwise terminate your employment. You will be able to choose the following methods for the payment of the value of your account:

          (a)   a single lump-sum payment; or

          (b)  a direct rollover; or

          (c)  a combination of the foregoing.

     If the present value of your accrued benefit exceeds $5,000 a lump sum distribution shall be made only if the participant and his spouse consent in writing to such distribution. If the present value of the accrued benefit is less than $5,000, a lump sum distribution, without the consent of the participant, shall be made only if the distribution is an amount not less than the present value of the participant's entire accrued benefit at the time of distribution.

     12. Payment of Death Benefits: In the event of your death, the entire amount in your account will be paid to your surviving spouse or your designated beneficiary in a lump sum.

      13. Beneficiary Designation: The Plan Administrator will give you a form on which you can name the beneficiary to receive your benefit if you die. You can change your beneficiary at any time; just ask for another form. If you do not pick a beneficiary, we will pay your benefit to your spouse, if any, or to your estate, as provided in the plan.

     14. Withdrawals and Loans: If you have vested amounts in your account from elective deferrals and/or company 401(k) matching contributions, then upon application to the Plan Administrator, you may be eligible to borrow up to the lesser of (i) one-half (1/2) of your vested amounts from elective deferrals and/or company matching contributions, or (ii)$50,000. Loans will not be made in any amount less than $1,000. In addition, no participant may have more than 1 loan outstanding at any time.

      You will be required to provide security for the loan, usually by pledging up to 50% of your vested account balance under the plan. All such loans must be repaid within one (1) to five (5) years. All loans must bear a reasonable rate of interest based on market rates at the time of the loan. If you are married, then your spouse must give written consent to the pledging of your vested account balance as security for a loan. Loans will be made in accordance with the terms and conditions of the Spartech Polycom , Inc. 401(k) Profit Sharing Plan Participant Loan Program which has been established by the company.

     In addition, you may apply to the Plan Administrator for a "hardship withdrawal" of part or all of your elective deferrals. A withdrawal may be made on account of hardship only if it is on account of an immediate and heavy financial need of yours and is necessary to satisfy that need. If you receive a hardship withdrawal, you will not be permitted to make any elective deferrals to the plan for twelve months following the date of your receipt of the hardship withdrawal. Also, the limit on the amount of your elective deferrals (see paragraph 5) for the calendar year following the year of the hardship withdrawal will be reduced by the amount of your hardship withdrawal.

     15. Claims Procedure and Review: Within 30 days after you are notified of the amount of your benefit (you will be notified of the amount within 90 days of your retirement, death, total disability or leaving the company), you can submit to the Plan Administrator a written claim disputing it. Within 30 days after you submit your claim, the Plan Administrator will give you its decision. If your claim is denied, the reasons for such denial will be given to you and you will be told of any appropriate action you can take to get the claim approved.

     If you are not satisfied with the Plan Administrator's decision, you can give the Plan Administrator a written request for a hearing along with a written statement of your position. You must file this within 60 days from the time you receive notice of denial of your claim. You will be given a full and fair hearing within 30 days. Then, within 30 days, the Plan Administrator will issue to you its written decision.

     16. Plan Creates No Contract: The adoption of the plan is voluntary on our part and does not mean that there is any contractual relationship between us and you, or that you have any right outside of our usual arrangement to be retained in our employment.

     17. Amendment and Termination: The plan can be changed at any time. We will notify you of any changes that affect your benefits. While we expect to continue the plan indefinitely, we must reserve the right to terminate the plan due to business conditions or for other reasons. Your benefits under the plan are not insured by the Pension Benefit Guaranty Corporation (PBGC); federal law does not permit the PBGC to insure benefits under a defined contribution (profit sharing) plan such as ours.


                      PARTICIPANT'S RIGHTS


     The following statement of participant's rights is required by federal law and regulation:

     As a participant in the Spartech Polycom , Inc. 401(k) Profit Sharing Plan, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

          (a) Examine, without charge, at the Plan Administrator's office all plan documents, including insurance contracts, collective bargaining agreements and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

          (b) Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

          (c) Receive a summary of the plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

          (d) Obtain a statement telling you whether you have a right to receive a pension at a normal retirement age and if so, what your benefits would be at normal retirement age if you stop working now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once a year. The plan must provide the statement free of charge.

     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

     If your claim for a plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about your plan you should contact the Plan Administrator.

     If you have any questions about this statement or your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.